SCHEDULE 14C/A

(First Amendment)
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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Definitive information statement

CROWN EQUITY HOLDINGS INC.
(Name of Registrant as Specified in Its Charter)

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CROWN EQUITY HOLDINGS INC.
11226 Pentland Downs Street
Las Vegas, Nevada 89141

INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholders:

This Information Statement is furnished by the Board of Directors (the “Board”) of CROWN EQUITY HOLDINGS INC. (the “Company”) to inform shareholders of the Company of certain actions adopted by the Board and approved by shareholders holding a majority in interest of the voting power of the Company. This Information Statement will be mailed on approximately August __, 2014 to shareholders of record of the Company’s Common Stock as of July __, 2014 (“Record Date”). Specifically, this Information Statement relates to the Amendment of the Company’s Articles of Incorporation.

On June 9, 2014, the Board of Directors approved a reverse stock split of 2,000 to 1, which would have also reduced the number of authorized shares of common and preferred shares. The Board of Directors thereby adopted an amendment to its Articles of Incorporation increasing the authorized capital of the Company from 2,450,000 shares of common, post-split, to 490,000,000 shares of common stock and from 50,000 shares of preferred stock, post- split, to 10,000,000 shares of preferred stock. This Information Statement will be sent on or about August __, 2014 to the Company’s shareholders of record on the Record Date not solicited for their consent to this corporate action.

This Information Statement is being furnished to you to inform you of the actions taken as required by rules and regulations of the Securities and Exchange Commission, and, in addition, to satisfy any requirements of notice under the Nevada Corporation Law. You are urged to read this Information Statement in its entirety for a description of the actions taken by the Board of Directors and approved by the majority shareholders of the Company.

The filing of the Amendment to the Certificate of Incorporation of the Company with the Nevada Secretary of State, which will implement the foregoing amendments, will not be done until a date which is at least twenty (20) days after the mailing of this Information Statement. This Information Statement will be sent on or about August __, 2014 to the Company’s shareholders of record on the Record Date solicited for their consent to this corporate action.

Sincerely,

/s/ Kenneth Bosket
President

This Information Statement is to inform you of the actions taken by the Board of Directors of the Company and approved by the majority shareholders of the Company, on June 11, 2014 and to discuss the purposes and reasons for such actions.

PURPOSES OF AMENDMENT OF CERTIFICATE OF INCORPORATION

Crown Equity Holdings Inc. (the “Company”) was incorporated on August 31, 1995 as “Visioneering Corporation” under the laws of the State of Nevada. At the present time, the Company is offering its services to domestic and global companies seeking to become public entities in the United States. It has launched a website, www.crownequityholdings.com, which offers its services in a wide range of fields. The Company provides various consulting services to companies and individuals dealing with corporate structure and operations globally. The Company also provides public relations and news dissemination for publicly and privately held companies.

In 2009, the Company re-focused its primary vision to using its network of websites to provide advertising and marketing services, as a worldwide online media advertising publisher, dedicated to the distribution of quality branding information. The Company offers Internet media-driven advertising services, which cover and connect a wide range of marketing specialties, as well as search engine optimization for clients interested in online media awareness. As part of its operations, the Company has utilized the services of software and hardware technicians in developing its websites and adding additional websites. This allows the Company to disseminate news and press releases for its customers as well as general news and financial information on a much bigger scale than it did previously. The Company markets its services to companies seeking market awareness of them and the services or goods that they offer. The Company then publishes information concerning these companies on its many websites. The Company is paid in cash and/or stock of the customer companies. The Company provides various management services to its clients. These services include, but are not limited to, general management of a company, financials services including the assisting of audits and public filings and preparation of business plans for its clients.

The filing of a Certificate of Amendment with the Nevada Secretary of State, which will implement the foregoing amendment, will not be done until a date which is at least twenty (20) days after the mailing of this definitive Information Statement. This Information Statement will be sent on or about August __, 2014 to the Company’s shareholders of record on the Record Date not solicited for their consent to this corporate action.

VOTING SECURITIES

The Record Date of shareholders entitled to receive notice of this corporate action by the Company is the close of business on July __, 2014. The amendment to the Certificate of Incorporation requires the affirmative vote of a simple majority of the issued and outstanding voting stock. On such date, the Company had issued and outstanding 919,192,502 shares of its Common Stock and no shares of its preferred stock issued and outstanding. Thus, on the Record Date, there were a total of 919,192,502 shares of common stock votes and the Company has received a majority of such votes, or 59.19% approving the Amendment. Pursuant to Nevada law, there are no dissenter’s or appraisal rights relating to the actions taken. As June 24, 2014, the Company estimates that there are approximately 76 record holders of its common stock.

INTEREST OF CERTAIN PERSONS IN MATTER BEING ACTED UPON

No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the amendment to the Certificate of Incorporation described herein which is not shared by all other shareholders pro rata and in accordance with their respective interests.

STOCK OWNERSHIP/PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock as of the Record Date by: (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director and executive officer; and (iii) all officers and directors as a group. Except as may be otherwise indicated in the footnotes to the table, each person has sole voting power and sole dispositive power as to all the shares shown as beneficially owned by them.

Name and Address	Number of Shares Owned as of June 11, 2014	Percentage

Crown Marketing Corp. 11226 Pentland Downs Las Vegas NV 89141	440,794,100	47.95%

Cede & Co. 55 Water Street New York NY 10041	209,503,254	22.79%

Kenneth Bosket(1) 11226 Pentland Downs Street Las Vegas, NV 89141	5,636,616	0.61%

Arnulfo Saucedo-Bardan (1)(2) 11226 Pentland Downs Street Las Vegas, NV 89141	3,215,506	0.35%

Montse Zaman(1)(2) 11226 Pentland Downs Street Las Vegas, NV 89141	88,338,040	9.61%

Mike Zaman (1)(3) 11226 Pentland Downs Street Las Vegas NV 89141	14,950,000	1.63%

Steven Onoue(1) 11226 Pentland Downs Street Las Vegas NV 89141	3,500,000	0.38%

Mark Vega(1) 11226 Pentland Downs Street Las Vegas NV 89141	2,765,567	0.30%

John Scrudato (1) 11226 Pentland Downs Street Las Vegas NV 89141	0	0.00%

Officers and Directors as a group (4 persons)	118,405,729	12.88%

(1)	Denotes officer and/or director.
(2)	Mr. Saucedo-Bardan and Mrs. Zaman are siblings. Each disclaim any ownership of the common owned by the other.
(3)	Mr. and Mrs. Zaman are husband and wife. Each disclaim any ownership of the common owned by the other.

MANAGEMENT/EXECUTIVE OFFICERS

The Directors and Executive officers of the Company are identified in the table below. Each Director serves for a one-year term or until a successor is elected and has qualified. Currently, our Directors are not compensated for their services.

Name	Age	Position

Kenneth Bosket	61	CEO, Director
Montse Zaman	38	Secretary, Director
John Scrudato	52	CFO, Director
Arnulfo Saucedo-Bardan	42	Director
Steven Onoue	57	Director
Mark Vega	51	Director
Mike Zaman	57	Director

Family Relationships. There are no family relationships between any of the officers and directors with the exceptions that Mr. and Mrs. Zaman are married and Mr. Saucedo-Bardan is Mrs. Zaman brother.

Business Experience. The following is a brief account of the business experience during at the least the last five years of the directors and executive officers, indicating their principal occupations and employment during that period, and the names and principal businesses of the organizations in which such occupations and employment were carried out.

KENNETH BOSKET - Kenneth Bosket is a director of the Company. Mr. Bosket has been CEO of the Company since June, 2008. Mr. Bosket retired in 2004 after 30 years with Sprint (Telecommunication Division). Mr. Bosket is co-founder of JaHMa, a music company in Las Vegas, Nevada and a former Board Member and President of Bridge Counseling Associates, a mental health and substance abuse service company. His experience includes implementing appropriate procedures for positioning his organization's goals with successful teaming relationships, marketing and over 30 years of extensive customer service, as well as managing various departments, and being a western division facilitator working directly for a President of Sprint. Mr. Bosket has received numerous awards, such as the Pinnacle Award for his exceptional service with his former employer combined with his community service involvements. Mr. Bosket earned a Masters of Business Administration from the University of Phoenix and a Bachelor's of Business Administration from National University. Mr. Bosket brings to the Company extensive experience in managing employees as well as extensive marketing experience which have been invaluable in helping the Company move forward with offering its marketing and advertising services.

STEVEN ONOUE - Mr. Onoue is a director of the Company. Since 2009, Mr. Onoue has been self-employed as a day trader of securities. From 2000 until August, 2009, Mr. Onoue was an officer and director of Crown Partners, Inc., the former majority shareholder of the Company. As part of his duties with Crown Partners, Mr. Onoue was formerly as vice president and manager of Sanitec™ Services of Hawaii, Inc., a wholly-owned subsidiary of Crown Partners, Inc. engaged in medical waste treatment and disposal, from 2000 until May, 2005. Prior to that, Mr. Onoue was the president of Cathay Atlantic Trading Company in Honolulu, Hawaii which traded in hard commodities and acted as consultant to many construction and renovation projects. Mr. Onoue acts as a community liaison and legislative analyst to Rep. Suzuki of the State of Hawaii. Mr. Onoue has been registered securities professional as well as a being involved in real estate in Hawaii for more than 15 years. Mr. Onoue brings his extensive experience in the securities and business fields to the Company. His experience in operating businesses as well as his keen understanding of the public securities markets for small cap companies makes him an asset to the Company.

MONTSE ZAMAN - Montse Zaman is the secretary and treasurer for the Company. She worked for Zaman & Company, a private business consulting firm, as an administrative assistant from 2003 until the end of 2008 when she joined the Company. Ms. Zaman has extensive organizational experience and is involved in handling the day-to-day administrative operations of the Company. Ms. Zaman has an extensive background in journalism and has a degree in Communications from Instituto Superior De Ciencia Y Technologia A.C. in Mexico. Mrs. Zaman possesses strong administrative credentials which have proven invaluable in handling the daily operations of the Company and reporting and working directly with the Company’s CFO in ensuring that all financial transactions are accurately and properly reported.

JOHN SCRUDATO - John Scrudato CPA is CFO and Director. In his capacity over the last twenty five years as managing partner of both, Scrudato & Co., CPA's, and John Scrudato CPA., has administered and supervised the Company’s audit, accounting, and tax clients, provided CFO services for individual clients, as well as Edgar financial oversight, and is an invaluable resource for all public accounting issues. This accounting professional is a registered agent with the PCAOB and audits publicly traded companies through their oversight policies.

MARK VEGA - Mark Vega is a director. He brings years of corporate planning and technical (IT) management experience to the company. Mark has been over the IT department of Crown Equity Holdings Inc., for over 7 years. His responsibilities include overall technical strategy in addition to managing advanced development groups. Mr. Vega attended California State University, studying Computer Science, Chemistry and Music. He was appointed as the Company’s Chief Technology Officer in October of 2013.

MIKE ZAMAN - Mike Zaman is a director. He was born in Tehran, Iran and moved to Florida in the 1980's where he attended Florida International University to study Computer Science. Since becoming a U.S. citizen in 1984, he has been a corporate, marketing and sales consultant for many numerous companies and has advised or consulted in the process of mergers, acquisitions, as well as the raising of capital for private and public entities. He was appointed as the Company’s Chief Marketing Officer in October of 2013.

ARNULFO SAUCEDO-BARDAN - Arnulfo Saucedo-Bardan is a director as well as executive editor. He is an entrepreneur from Torreon Coahuila, Mexico. In 2005, he opened and operated a small independent Mexican food restaurant in Mexico, City, until December of 2007. In 2008, he joined the Crown Equity Holdings Inc. team as CEO and later elected as the company’s Chairman until January of 2013. Mr. Saucedo – Bardan has a Bachelor Degree in engineering from the Instituto Tecnologico De La Laguna in Torreon, Coahuila.

COMPENSATION OF MANAGEMENT

During the year ended December 31, 2013 and to date for 2014, no officer or director has received compensation from the Company except as described below. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors. The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers.

The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer. During the year ended December 31, 2013, no funds were set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers. The Company adopted its Consultants and Employees Stock Plan for 2007 in December, 2007 which reserved 100,000,000 shares of its common stock for issuance to consultants and employees. As of December 31, 2013, the Company had issued a total of 58,310,000 shares to its officers, valued at $455,910, as compensation for services. The remaining shares were issued to employees and consultants as compensation for services and there are 690,000 remaining shares in the Stock Plan.

The Company has no written employment agreements.

Termination of Employment and Change of Control Arrangement. Except as noted herein, the Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any individual names above from the latest or next preceding fiscal year, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such individual’s employment with the Company, or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

Compensation Pursuant to Plans. Other than disclosed above, the Company has no plan pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals and group described in this item.

AMENDMENT OF ARTICLES OF INCORPORATION

The following are the changes to the Articles of Incorporation which were recommended by the Company’s Board of Directors and approved by the shareholder having a majority in interest of the voting power, together with the reasons for such changes:

Change in Authorized Shares of Stock:

The authorized capital structure is being changed. At present, the Company is authorized to issue 4,900,000 shares of common stock having a par value of $.001 per share and 100,000,000 shares of preferred stock with a par value of $.001 per share. The Company is implementing a reverse stock split of 2000-to-1 which would reduce its authorized shares to 2,450,000 shares of common stock and 50,000 shares of preferred stock. These numbers are not sufficient for the Company’s future plans. Thus, the Company proposes to increase the number of authorized shares post-split to 500,000,000 shares, comprised of 490,000,000 shares of common stock, par value $.001 and 10,000,000 shares of preferred stock, par value $.001. The Company is increasing its authorized capitalization in connection with its proposed reverse stock split of 2,000-to-one.

POTENTIAL ANTI-TAKEOVER EFFECT

Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the increase in our authorized capital through the increase of the capital stock of the Company is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of the Company. The Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Authorized but unissued shares of common stock and preferred stock would be available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires at that time. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price. Management may also use additional shares of the Company’s stock, either common or preferred, to resist or frustrate a third party transaction which may offer an above-market premium which would be favored by a majority of independent stockholders.

Purpose of Increasing the Company’s Authorized Shares of Common Stock

General Corporate Purposes

The Company’s directors believe that it is desirable to have additional authorized shares of common stock available for other possible future financings, possible future acquisitions, stock dividends, stock splits and other general corporate purposes. The Company’s directors believe that having such additional authorized shares of common stock available for issuance in the future should give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special shareholders’ meeting. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing shareholders, management believes that such transactions would increase the value of the Company to its shareholders.

At the present time, the Company has no plans, proposals or arrangements to enter into a merger, consolidation, acquisition or similar business transaction.

Reverse Stock Split

The Company’s Board of Directors has approved a 2,000-for-one reverse stock split. On May 1, 2014, new rules were implemented that require the Company’s common stock to have a minimum bid price of $0.01 in order to remain on the OTC Bulletin Board. The Company believes that implementing the reverse stock split will result in the market price of its common stock being above $0.01 with the result that the Company’s common stock will resume trading on the OTC Bulletin Board.

No fractional shares will be issued. The Company will round up any fractional shares resulting from the reverse split to the nearest whole share.

Advantages and Disadvantages of Increasing Authorized Shares

There are certain advantages and disadvantages of voting for an increase in the Company’s authorized common stock.

The advantages include:

●	The ability to raise capital by issuing capital stock under the transaction described above, or other financing transactions.

●	To have shares of common stock available to pursue business expansion opportunities, if any.

The disadvantages include:

●	Dilution to the existing shareholders, including a decrease in our net income per share in future periods. This could cause the market price of our stock to decline.

●
The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Company’s Board of Directors, at that time. A takeover may be beneficial to independent shareholders because, among other reasons, a potential suitor may offer such shareholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms, including its public reference room located at 100 F Street, N.E., , Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov.

MISCELLANEOUS

We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such persons for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at our office address, 11226 Pentland Downs Street, Las Vegas, NV 89141.

BY ORDER OF THE BOARD OF DIRECTORS

July 24, 2014	By:	/s/ Kenneth Bosket
Kenneth Bosket, President